Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2011 RESULTS AND DECLARES THIRD QUARTER 2011 DIVIDEND

Boston, Massachusetts, August 3, 2011.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2011 results.  Net income for the quarter ended June 30, 2011 was $4.1 million, or $0.27 per diluted share, compared to net income of $15.1 million, or $1.00 per diluted share, for the comparable 2010 period.  Net income for the six months ended June 30, 2011 was $0.1 million, or $0.01 per diluted share, compared to $27.9 million, or $1.84 per diluted share, for the comparable 2010 period.  Safety’s book value per share decreased to $42.56 at June 30, 2011 from $43.37 at December 31, 2010.  Safety paid $0.50 per share in dividends to investors during the quarter ended June 30, 2011 compared to $0.40 per share during the comparable 2010 period.  Safety paid $1.80 per share in dividends to investors during the year ended December 31, 2010.

The quarter ended June 30, 2011 was marked by unusual tornado outbreaks and severe weather across Western and Central Massachusetts which caused extensive property damage.  As a result, we experienced elevated catastrophe claims activity in our personal and commercial property lines for the quarter ended June 30, 2011.  For the quarter ended June 30, 2011, loss and loss adjustment expenses incurred increased by $26.4 million, or 30.1%, to $114.2 million from $87.8 million for the comparable 2010 period.  For the six months ended June 30, 2011, loss and loss adjustment expenses incurred increased by $59.3 million, or 33.6%, to $235.8 million from $176.5 million for the comparable 2010 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2011 were 76.8%, 29.6%, and 106.4%, respectively, compared to 64.5%, 31.0%, and 95.5%, respectively, for the comparable 2010 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2011 were 80.4%, 29.6%, and 110.0%, respectively, compared to 65.5%, 31.2%, and 96.7%, respectively, for the comparable 2010 period.  Total prior year favorable development included in the pre-tax results for the quarter and six months ended June 30, 2011 was $9.1 million and $18.8 million, respectively, compared to $10.0 million and $22.6 million, respectively, for the comparable 2010 periods.

Direct written premiums for the quarter ended June 30, 2011 increased by $12.7 million, or 7.9%, to $173.1 million from $160.4 million for the comparable 2010 period.  Direct written premiums for the six months ended June 30, 2011 increased by $22.7 million, or 7.2%, to $337.2 million from $314.5 million for the comparable 2010 period.  The 2011 increase occurred primarily in our personal automobile and homeowners business lines, which experienced increases of 2.8% and 2.3%, respectively, in average written premium per exposure and increases of 2.9% and 14.2%, respectively, in written exposures.

Net written premiums for the quarter ended June 30, 2011 increased by $14.2 million, or 9.3%, to $167.8 million from $153.6 million for the comparable 2010 period.  Net written premiums for the six months ended June 30, 2011 increased by $24.7 million, or 8.2%, to $325.3 million from $300.6 million for the comparable 2010 period.  Net earned premiums for the quarter ended June 30, 2011 increased by $12.6 million, or 9.2%, to $148.7 million from $136.1 million for the comparable 2010 period.  Net earned premiums for the six months ended June 30, 2011 increased by $24.0 million, or 8.9%, to $293.3 million from $269.3 million for the comparable 2010 period.  Net written and net earned premiums increased primarily due to the factors that increased direct written premiums.

Net investment income for the quarter ended June 30, 2011 decreased by $1.4 million, or 12.8%, to $9.5 million from $10.9 million for the comparable 2010 period.  Net investment income for the six months ended June 30, 2011 decreased by $2.0 million, or 9.3%, to $19.6 million from $21.6 million for the comparable 2010 period.  The 2011 decrease primarily resulted from lower short-term interest rates and ongoing maintenance of short duration to protect the portfolio from rising interest rates.  Net effective annualized yield on the investment portfolio decreased to 3.5% for the quarter ended June 30, 2011 from 4.1% for the comparable 2010 period.  Net effective annualized yield on the investment portfolio decreased to 3.6% for the six months ended June 30, 2011 from 4.1% for the comparable 2010 period.  Our duration was 3.7 years at June 30, 2011, up from 3.3 years at December 31, 2010.

Today the Board of Directors approved and declared a quarterly cash dividend of $0.50 per share on the issued and outstanding common stock, payable on September 15, 2011 to shareholders of record at the close of business on September 1, 2011.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2010 Form 10-K with the SEC on March 14, 2011 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the SEC on March 14, 2011.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $994,387 and $1,030,354)	$1,033,321	$1,063,237
Equity securities, at fair value (cost: $20,002 and $13,704)	21,446	14,624
Other invested assets, at cost, which approximates fair value	5,818	2,817
Total investments	1,060,585	1,080,678
Cash and cash equivalents	55,511	40,291
Accounts receivable, net of allowance for doubtful accounts	160,434	145,726
Receivable for securities sold	10,675	—
Accrued investment income	9,558	9,471
Taxes recoverable	11,719	5,061
Receivable from reinsurers related to paid loss and loss adjustment expenses	8,419	4,579
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	52,475	53,147
Ceded unearned premiums	11,552	12,461
Deferred policy acquisition costs	57,979	52,824
Deferred income taxes	1,340	3,643
Equity and deposits in pools	13,308	19,971
Other assets	13,038	11,600
Total assets	$1,466,593	$1,439,452

Liabilities
Loss and loss adjustment expense reserves	$403,750	$404,391
Unearned premium reserves	337,122	306,053
Accounts payable and accrued liabilities	39,286	54,239
Payable for securities purchased	10,532	—
Payable to reinsurers	7,296	5,571
Other liabilities	22,185	15,722
Total liabilities	820,171	785,976

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,915,032 and 16,795,504 shares issued	169	168
Additional paid-in capital	154,991	151,317
Accumulated other comprehensive income, net of taxes	26,246	21,972
Retained earnings	520,542	535,545
Treasury stock, at cost: 1,727,455 shares	(55,526)	(55,526)
Total shareholders’ equity	646,422	653,476
Total liabilities and shareholders’ equity	$1,466,593	$1,439,452

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net earned premiums	$148,720	$136,143	$293,366	$269,300
Net investment income	9,470	10,857	19,635	21,649
Net realized gains (losses) on investments	1,277	(178)	858	(68)
Finance and other service income	4,470	4,576	8,875	8,872
Total revenue	163,937	151,398	322,734	299,753

Losses and loss adjustment expenses	114,184	87,776	235,814	176,450
Underwriting, operating and related expenses	44,071	42,257	86,700	84,125
Interest expense	21	22	43	44
Total expenses	158,276	130,055	322,557	260,619

Income before income taxes	5,661	21,343	177	39,134
Income tax expense	1,576	6,254	45	11,271
Net income	$4,085	$15,089	$132	$27,863

Earnings per weighted average common share:
Basic	$0.27	$1.00	$0.01	$1.85
Diluted	$0.27	$1.00	$0.01	$1.84

Cash dividends paid per common share	$0.50	$0.40	$1.00	$0.80

Number of shares used in computing earnings per share:
Basic	15,184,605	15,113,357	15,142,682	15,099,304
Diluted	15,198,804	15,130,393	15,159,513	15,116,127

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Written Premiums
Direct	$173,130	$160,383	$337,214	$314,489
Assumed	4,530	3,347	8,697	6,940
Ceded	(9,835)	(10,199)	(20,567)	(20,810)
Net written premiums	$167,825	$153,531	$325,344	$300,619

Earned Premiums
Direct	$155,481	$143,204	$306,952	$283,066
Assumed	4,000	3,569	7,890	7,788
Ceded	(10,761)	(10,630)	(21,476)	(21,554)
Net earned premiums	$148,720	$136,143	$293,366	$269,300